EXHIBIT 10.2

LEASE DISPOSITION AND DEVELOPMENT AGREEMENT

by and between the

CITY OF RIVERBANK, CALIFORNIA

and

AEMETIS PROPERTIES RIVERBANK, INC.

for the

RIVERBANK INDUSTRIAL COMPLEX

Dated December 14, 2021

LEASE DISPOSITION AND DEVELOPMENT AGREEMENT

This LEASE DISPOSITION AND DEVELOPMENT AGREEMENT (this “Agreement”) is made and entered into effective as of December 14, 2021 (“Effective Date”), by and between the CITY OF RIVERBANK, CALIFORNIA (the “City”), and AEMETIS PROPERTIES RIVERBANK, INC., a Delaware corporation (the “Master Developer”). The City and the Master Developer are sometimes individually referred to as a “Party” and are sometimes collectively referred to as the “Parties.”

RECITALS

A. The former Riverbank Army Ammunition Plant (“RBAAP”) was closed pursuant to and in accordance with the Defense Base Closure and Realignment Act of 1990, as amended (part A of title XXIX of Public Law No. 101-510, 10 U.S.C. § 2687 note; as amended, the “Base Closure Act”). The military mission at RBAAP was concluded on March 31, 2010.

B. In accordance with the Base Closure Act, the City is recognized by the Office of the Secretary of Defense as the local redevelopment authority for RBAAP.

C. The City has renamed the RBAAP development site as the Riverbank Industrial Complex.

D. In accordance with the Base Closure Act, the City submitted an application to the Army to acquire a portion of the real and personal property comprising the RBAAP by means of an economic development conveyance.

E. In February 2014, the City adopted the Riverbank Army Ammunition Plant Specific Plan (“Specific Plan”) to guide future development at the RBAAP site and certified the Final Environmental Impact Report for the Specific Plan (“Specific Plan EIR”) (SCH# 2011022015).

F. Effective as of September 11, 2017, The City and the Army executed an Agreement between United States Department of the Army and the City of Riverbank for the Economic Development Conveyance of the Former Riverbank Army Ammunition Plant located in Riverbank, Stanislaus County, California (the “EDC Agreement”), a copy of which is attached hereto as Exhibit A.

G. Pursuant to the EDC Agreement, the Army divided or intends to divide the RBAAP into several parcels, as shown on the map attached hereto as Exhibit B.

H. In the EDC Agreement, the Army agreed to convey to the City “Parcel A” consisting of approximately 77.678 gross acres, “Parcel B” consisting of approximately 24.40 acres, and the Northwest Storm Water Reservoir Parcel (the “Stormwater Parcel”) consisting of approximately 3.250 gross acres, for a total of approximately 105.328 acres, together with all improvements, structures, appurtenances, and utility systems located thereon all as shown on Exhibit B (collectively, Parcel A and the Stormwater Parcel, are referred to herein as the “Property”). Parcel B has been conveyed to the City by the Army.

1

I. The Army remains obligated to convey the Property in fee to the City by quitclaim deed after the Army and other applicable agencies make required findings in accordance with the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq., as amended, “CERCLA”).

J. Effective as of April 1, 2021, the City and the Army entered into the Department of the Army Interim Lease Under Base Realignment and Closure (BRAC) for the Former Riverbank Army Ammunition Plant, Stanislaus County, California, Lease No. DACA05-1-21-508 (the “Master Lease”), which is attached hereto as Exhibit C.

K. The City intends to continue to lease the Property from the Army pursuant to the Master Lease until such time as the Army conveys the Property to the City in accordance with the EDC Agreement.

L. Portions of the Property are currently occupied or used by third-party persons or entities listed on Exhibit D (collectively, the “Existing Tenants”).

M. On October 17, 2017, the City issued a Request for Proposals (“RFP”) for Master Developer Services at RBAAP, and Aemetis, Inc. submitted a response to the RFP on behalf of itself and other entities, including Cary Pope (“Aemetis Team”).

N. On March 28, 2018, the City notified Aemetis, Inc. of its intent to commence exclusive negotiations with the Aemetis Team, and on January 15, 2019, the City and Aemetis, Inc. entered into a Term Sheet for a Lease Disposition and Development Agreement for the Property.

O. The Project as currently conceived has been determined to be consistent with the Specific Plan and the Specific Plan EIR.

P. Simultaneously with the execution of this Agreement, the City and Aemetis, Inc. are entering into a Guaranty Agreement (substantially in the form attached as Exhibit E) pursuant to which Aemetis, Inc. is guaranteeing certain obligations of the Master Developer pursuant to this Agreement, as described in and subject to the terms of that Guaranty Agreement.

Q. The City and Master Developer desire (i) that the City lease the Property to the Master Developer, and (ii) offer to Master Developer the opportunity to acquire fee title to the Property, in each case pursuant to the terms and conditions contained herein.

2

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the City and the Master Developer do hereby agree as follows:

Article 1
DEFINITIONS

For the purposes of this Agreement, the following capitalized terms shall have the meanings ascribed to them below and, unless the context clearly indicates otherwise, shall include the plural as well as the singular:

“Affiliate” means with respect to any Person (“first Person”), (i) any other Person directly or indirectly Controlling, Controlled by, or under common Control with such first Person, (ii) any officer, director, general partner, manager, member, or trustee of such first Person, or (iii) any officer, director, general partner, manager, member, or trustee of any Person described in clauses (i) or (ii) of this sentence.

“Agents” means agents, employees, consultants, contractors, and representatives.

“Agreement” has the meaning given in the Preamble hereof.

“Annual Lease Consideration” has the meaning given in Section 3.3 hereof.

“Anti-Money Laundering Acts” has the meaning given in Section 15.2.11.1 hereof.

“Anti-Terrorism Order” has the meaning given in Section 15.2.11.1 hereof.

“Approved” means as to Submissions by the Master Developer requiring City Approval, the Submission has been submitted to the City and the City has approved pursuant to Section 11.2 hereof.

“Army” means the United States Department of Army.

“Army Deeds” means, collectively, any quitclaim deeds from the Army to the City with respect to the Property.

“Assignment and Assumption of Existing Contracts” means an agreement in substantially the form attached as Exhibit F.

“Assignment and Assumption of Existing Leases” means an agreement in substantially the form attached as Exhibit G.

“Base Closure Act” has the meaning given in the Recitals.

“Business Days” means Monday through Friday, inclusive, other than holidays or other days on which the State government is closed.

“CA FOIA” has the meaning given in Section 17.26 hereof.

“CERCLA” has the meaning given in the Recitals.

“City” has the meaning given in the Preamble hereof.

“City Approval” has the meaning given in Section 11.2 hereof.

“City Consideration” means, collectively, the Initial Consideration and the Annual Lease Consideration.

3

“City Force Majeure” means, with respect to the City, any act of God, fire, earthquake, flood, explosion or other casualty event; war, invasion, act of public enemy, terrorism, insurrection, riot, mob violence or sabotage; inability to procure, or a general shortage of, labor, equipment, facilities, materials or supplies in the open market; failure, unavailability or shortage of transportation; strikes, lockout or actions of labor unions; taking by eminent domain, requisition, laws or orders of governmental or quasi-governmental bodies or of civil, military or naval authority; adverse weather of greater frequency, duration or severity than is common for the month in question; or other cause, whether similar or dissimilar to any of the foregoing, that is beyond the reasonable control of, and is not reasonably foreseeable by the City, and is not due to the fault or negligence of the City, and that results in a delay in the City’s performance of its obligations under this Agreement.

“City Released Parties” has the meaning given in Section 17.22 hereof.

“Closing” means a closing of a Fee Conveyance.

“Community Engagement and Outreach Plan” has the meaning given in Section 9.5 hereof.

“Community Engagement and Outreach Program” has the meaning given in Section 9.5 hereof.

“Confidential Information” has the meaning given in Section 17.26.1 hereof.

“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the day-to-day management and policies of a Person, whether through ownership of voting securities, membership interests or partnership interests, by contract or otherwise, which term shall not preclude major decision approval by others. The terms “Control,” “Controlling,” “Controlled by,” or “under common Control with” shall have meanings correlative thereto.

“EDC Agreement” has the meaning given in the Recitals.

“Effective Date” means the date of full execution and delivery of this Agreement, which date shall be inserted by the City in the Preamble hereof.

“Environmental Law” means any federal or State law, act, statute, ordinance, rule, regulation, order, decree, permit, or ruling of any federal, State, or administrative regulatory body, agency, board, or commission or a judicial body, relating to the protection of human health or the environment or otherwise regulating or restricting the management, use, storage, disposal, treatment, handling, release, and/or transportation of a Hazardous Material, which are applicable to the Project or activities on or about the Property, including but not limited to 42 U.S.C. § 9601, et seq. (CERCLA), 42 U.S.C. § 6901 et seq. (RCRA), the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and the Emergency Planning and Community Right To Know Act, 42 U.S.C. § 11001 et seq., and any State equivalent laws as each of the same is amended or supplemented from time to time.

4

“Environmental Reports” means those reports identified on Exhibit I.

“ESCAs” has the meaning given in Section 5.3.1 hereof.

“Event of Default” has the meaning given in Section 14.1.1 hereof.

“Existing Tenants” means the person and entities occupying or using the Property as of the Effective Date, all of which are set forth on Exhibit D.

“Fee Conveyance” has the meaning given in Section 4.3 hereof.

“Fee Conveyance Escrow Agreement” has the meaning given in Section 4.4 hereof.

“Force Majeure” means, with respect to the City, City Force Majeure, and with respect to the Master Developer, as applicable, any act of God, fire, earthquake, flood, explosion or other casualty event; war, invasion, act of public enemy, terrorism, insurrection, riot, mob violence or sabotage; inability to procure, or a general shortage of, labor, equipment, facilities, materials or supplies in the open market; failure, unavailability or shortage of transportation; strikes, lockout or actions of labor unions; taking by eminent domain, requisition, laws, or orders of governmental or quasi-governmental bodies or of civil, military, or naval authority; adverse weather of greater frequency, duration or severity than is common for the month in question; or other cause, whether similar or dissimilar to any of the foregoing, that is beyond the reasonable control of, and is not reasonably foreseeable by the Master Developer, or its Members or Affiliates, and is not due to the fault or negligence of, as applicable, the Master Developer, or its Members, Affiliates, representatives, or contractors, and that results in a delay in the commencement, prosecution, or completion of an applicable requirement of this Agreement.

“FOST” means each of the Army’s Findings of Suitability for Transfer relating to the Property.

“Grant Deed” means a deed in the form as set forth in the form of Exhibit L.

“Ground Lease” has the meaning given in Section 3.1 hereof.

“Ground Lease Commencement Date” means 60 days after the Effective Date.

“Governmental Authority” means any and all federal or State governmental or quasi-governmental municipal corporation, board, agency, authority, department or body having jurisdiction over all or any portion of the Property or the Project or the Master Developer but excluding the City in its capacity under this Agreement.

5

“Hazardous Materials” means a substance that falls within one or more of the following categories, other than in quantities or concentrations that constitute Permitted Materials: (1) Any “hazardous substance” under 42 U.S.C. § 9601, et seq. or “hazardous waste” under 42 U.S.C. § 6901, et seq.; (2) Any substance or chemical defined and regulated under requirements promulgated, respectively, by the U.S. Environmental Protection Agency at 40 C.F.R. part 355, by the U.S. Department of Transportation at 49 C.F.R. parts 100-180, by the U.S. Occupational Safety and Health Administration at 29 C.F.R. § 1910.1200 and ionizing materials otherwise regulated by the U.S. Nuclear Regulatory Commission at 10 C.F.R. part 20; (3) Any substance or chemical that is defined as a pollutant, contaminant, dangerous substance, toxic substance, hazardous or toxic chemical, hazardous waste or hazardous substance under any other Environmental Law, or the presence of which requires reporting, investigation, removal and remediation or forms the basis of liability under any applicable environmental requirements; (4) Any substance or material that the Secretary of Defense designates as a “toxic or hazardous material” under 10 U.S.C. § 2692(a)(2); (5) Any substance the presence of which on the Property or adjacent property causes or threatens to cause a nuisance or poses or threatens to pose a hazard to health or safety of persons on or about the Property or adjacent property; (6) Gasoline, diesel fuel, or other petroleum hydrocarbons, including refined oil, crude oil and fractions thereof, natural gas, synthetic gas and any mixtures thereof; (7) Asbestos or asbestos containing material; and (8) Polychlorinated bi-phenyls or materials or fluids containing the same.

“Indemnified Party” and “Indemnified Parties” have the meanings given them in Section 6.11 hereof.

“Initial Consideration” has the meaning given in Section 3.3 hereof

“Land Records” means the land records for Stanislaus County, California.

“Laws” means all applicable local, State and federal laws, ordinances, rules, codes, regulations, resolutions, executive orders and standards, including, without limitation, Environmental Laws, zoning requirements, building codes, and all laws relating to accessibility for persons with disabilities.

“Master Developer” has the meaning given in the Preamble hereof.

“Master Developer Party” means the Master Developer, any Member of the Master Developer, or any Affiliate of the Master Developer.

“Master Development Plan” has the meaning given in Section 6.2 hereof.

“Master Developer Released Parties” has the meaning given in Section 15.22.2 hereof.

“Master Developer Status Report” has the meaning given in Section 9.8 hereof.

“Master Lease” has the meaning given in the Recitals.

“Material Change” means a change in the Master Development Plan that would result in a decrease of more than five percent (5%) of the land area to be developed for commercial, industrial or other use specified in the Master Development Plan.

“Member” means any Person with an ownership interest in the Master Developer, whether as a member of a limited liability company, a shareholder in a corporation, a partner in a partnership, a beneficiary under a trust, or otherwise.

6

“Memorandum of Agreement” is that certain Memorandum of Agreement in the form attached as Exhibit J, which shall be recorded in the Land Records.

“Monetary Default” has the meaning given in Section 14.1.1.1 hereof.

“Parcel A” means the parcel labeled as “Parcel A” on Exhibit B attached hereto consisting of approximately 77.678 gross acres.

“Party” and “Parties” have the meanings given in the Preamble.

“Permit” means any demolition, site, building, construction, historic preservation, and other permit, approval, license and/or right required or necessary to be obtained under Law from a Governmental Authority for the commencement, performance, and completion of the Project or any part thereof.

“Permitted Materials” means any materials or substances regulated by Environmental Laws that are reasonably and customarily used during construction, provided that same are used, handled and stored in compliance with all applicable Environmental Laws.

“Person” means any individual, or any corporation, limited liability company, trust, partnership, association, or other entity.

“Plant Site Lease Area” means that parcel labeled “Plant Site Parcel” on Exhibit N.

“Prohibited Person” means any Person who or which (a) has been convicted of a felony for one or more of the following: (i) fraud, (ii) intentional misappropriation of funds, (iii) bribery, (iv) perjury, (v) conspiracy to commit a crime, (vi) making false statements to a government agency, (vii) improperly influencing a government official, and (viii) extortion; (b) could be debarred if the standards applied in applicable City regulations were applied to such Person’s failure to satisfy a contractual obligation to the City; (c) is on the City’s list of debarred, suspended or ineligible Persons; or (d) is a Restricted Person.

“Project” means the development of the Property in accordance with the terms and conditions of this Agreement.

“Property” has the meaning given in the Recitals.

“Purchase Consideration” means the amount to be paid to the City pursuant to Section 4.1.

“RBAAP” has the meaning given in the Recitals.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discharge of barrels, containers and other receptacles containing any Hazardous Materials or Permitted Materials).

“Request” has the meaning given in Section 17.26.2 hereof.

7

“Requested Information” has the meaning given in Section 17.26.2 hereof.

“Restricted Person” has the meaning given in Section 15.2.11.2 hereof.

“Settlement Agent” means the Title Company.

“Specific Plan” has the meaning given in the Recitals.

“Specific Plan EIR” has the meaning given in the Recitals

“State” means the State of California.

“Stormwater Parcel” means the parcel labeled as “Storm Water Parcel” on Exhibit B attached hereto, consisting of approximately 3.250 gross acres.

“Submissions” means those certain plans, specifications, documents, items and other matters to be submitted by the Master Developer to the City pursuant to the terms of this Agreement.

“Term” has the meaning given in Section 3.7.

“Terrorist Acts” has the meaning given in Section 15.2.11.1 hereof.

“Title Company” means a nationally recognized title company reasonably acceptable to the Master Developer and the City.

ARTICLE 2
OBLIGATIONS ON EFFECTIVE DATE

2.1 Recordation. The parties shall execute a Memorandum of Agreement contemporaneously with this Agreement. Promptly after the Effective Date, the Master Developer may record the Memorandum of Agreement in the Land Records.

2.2 Initial Consideration. The Master Developer will pay the City (i) $100,000 within 15 days of the Effective Date, and (ii) an additional $450,000 in 18 equal monthly installments commencing with the first payment due 45 days after the Effective Date (collectively, the “Initial Consideration”).

ARTICLE 3
GROUND LEASE TO THE MASTER DEVELOPER

3.1 Agreement to Lease. The City hereby leases effective as of the Ground Lease Commencement Date, the Property to the Master Developer and the Master Developer hereby leases the Property from the City (the “Ground Lease”). Possession of the Property shall be delivered to the Master Developer on the Ground Lease Commencement Date.

3.2 Assignment of Contracts. As of the Ground Lease Commencement Date, the City and the Master Developer will execute and deliver the Assignment and Assumption of Existing Contracts and the Assignment and Assumption of Existing Leases. As of the Effective Date, the City will not enter into any new agreements (or modifications of agreements) related to the Property, including leases and contracts that affect the property, without written approval of the Master Developer.

8

3.3 Annual Lease Consideration. Upon the first anniversary of the Ground Lease Commencement Date and each yearly anniversary thereafter, the Master Developer shall pay the City One Hundred and Forty-Five Thousand Dollars ($145,000.00) (the “Initial Lease Consideration”). In the event the Master Developer has not within the tenth anniversary of the Ground Lease Commencement Date (i) commenced operation of the renewable fuels plant contemplated by the Master Development Plan, or (ii) substantially commenced construction of the renewable fuels plant pursuant to the Master Development Plan, due to no fault of the City, then commencing in year eleven, the Master Developer shall also pay the Supplemental Lease Consideration (as hereinafter defined). The Initial Lease Consideration and the Supplemental Lease Consideration are collectively referred to as the “Annual Lease Consideration.”

3.3.1 The Supplemental Lease Consideration shall be calculated as follows: in year eleven of the Ground Lease, the Master Developer shall pay an additional amount of Fifty Thousand Dollars ($50,000), in year twelve of the Ground Lease, an additional amount of One Hundred Thousand Dollars ($100,000), in year thirteen of the Ground Lease, an additional amount of One Hundred Fifty Thousand Dollars ($150,000), in year fourteen of the Ground Lease, an additional amount of Two Hundred Thousand Dollars ($200,000), and in year fifteen of the Ground Lease, an additional amount of Two Hundred Fifty Thousand Dollars ($250,000), and to the extent the Term of the Ground Lease is extended beyond the fifteenth year (15th) due to no fault of the City, in each subsequent year an added Fifty Thousand Dollars (the “Supplemental Lease Consideration”).

3.3.2 The Annual Lease Consideration shall continue until the Master Developer purchases the entirety of the Property and the Purchase Consideration is paid in full, or the Ground Lease is terminated pursuant to the terms of this Agreement.

3.4 Improvements Commitment. The Master Developer will spend a minimum of Four Hundred and Fifty Thousand Dollars ($450,000.00) on improvements to the Property (including engineering, permitting, fees, and purchases, and including expenses incurred after the Effective Date) within one year of the Ground Lease Commencement Date on items agreed to by the City and the Master Developer.

3.5 Use of Property. During the Ground Lease term, the Master Developer may use the Property for any purpose consistent with this Agreement. The Master Developer’s use includes the right to make alterations to the Property that are consistent with this Agreement, or, if not consistent, that are approved in writing by the City, provided that such approval will not be unreasonably withheld. The Master Developer shall not be required to restore or replace alterations approved under this Paragraph.

3.6 Addition of Army Holdback Area. As of the Effective Date, the Master Lease does not include the property referred to as the “Army Holdback Area” as part of the Property that the City is leasing from the Army. Therefore, this Ground Lease and this Agreement shall not apply to the Army Holdback Area, until such time as either the Army Holdback Area is leased to or conveyed to the City, at which time the Army Holdback Area will be subject to this Ground Lease and this Agreement in the same manner as the balance of the Property. The Army Holdback Area is specifically described in the Master Lease, at Section 2.d and Exhibit C.

9

3.7 Term. The term of this Ground Lease (the “Term”) shall commence on the Ground Lease Commencement date and shall terminate upon the fifteenth anniversary of the Ground Lease Commencement Date, except for those terms and conditions herein that expressly survive,

3.8 Net Lease. This Ground Lease of the Property to the Master Developer is a triple net lease, and the Annual Lease Consideration and all other sums payable hereunder to or on behalf of the City shall be paid without notice or demand and without setoff, counterclaim, abatement, suspension, deduction or defense.

3.9 Taxes and Assessments. The Master Developer shall pay, prior to delinquency: (i) all taxes, assessments, levies, fees, water and sewer rents and charges and all other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time or which arise with respect to (A) the Property, (B) the leasehold estate hereby created, or (C) the operation, possession or use of the Property; (ii) all sales, value added, ad valorem, use and similar taxes at any time levied, assessed or payable on account of the Master Developer’s acquisition, ownership, leasing, operation, possession or use of the Property; and (iv) all fees or charges of utilities, communications, fire services, and similar services serving the Property. Notwithstanding anything in this section, Master Developer shall not be obligated to pay or reimburse charges (i) that arise prior to the Ground Lease Commencement Date, or (ii) are created by or incurred by the City (other than those described in items (i) through (iv) in this Section 3.9) that are not explicitly authorized or required or by this Agreement.

3.10 Compliance with Laws. The Master Developer shall comply with all Laws applicable to it that relate to the Property where failure to comply would have a material and prejudicial impact on the City.

3.11 Master Lease. For so long as the Master Lease remains in effect, the Ground Lease shall be a sublease under the Master Lease and this Agreement. The Ground Lease shall in all cases shall be subordinate to the Master Lease and to the extent of any conflict between the Master Lease and the Ground Lease and this Agreement, the Master Lease shall control. For so long as the Master Lease remains in effect, this Agreement shall be subject to Exhibit J, “Environmental Protection Provisions,” of the Master Lease. In the event the Master Lease terminates or lapses, this Agreement shall remain in place as between the Master Developer and City to the full extent of the City’s and/or the Master Developer’s interest in the Property resulting from possession, the EDC, future agreements, legal rights, or any other basis, provided that the Master Developer’s obligations for payment of Annual Lease Consideration and other operating expenses shall be tolled during any period in which the Master Developer is not in full possession and control of the Property.

10

3.12 Insurance. The Master Developer will maintain insurance on the Property of the following character:

3.12.1 Property insurance in standard form with typical endorsements in a minimum amount of $10,000,000 coverage;

3.12.2 General commercial liability insurance and/or umbrella liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Property in the minimum amounts of $5,000,000 aggregate coverage;

3.12.3 Worker’s compensation insurance to the extent required by the California law (or, to the extent permitted by applicable law, the Master Developer may self‑insure with respect to worker’s compensation insurance);

3.12.4 Pollution Legal Liability insurance in the minimum amount of $5,000,000 in form and substance satisfactory to the City in its reasonable discretion which insurance shall not be amended or terminated without the prior written consent of the City, provided that upon beginning substantial construction of the renewable fuels plant, the minimum amount shall become $10,000,000;

3.12.5 Such insurance shall be written by companies legally allowed to do business in California and carrying a claims paying ability rating of at least A by Standard & Poor’s Ratings Group and, with the exception of workers’ compensation insurance, shall designate the City as an additional insured. If the Property or any part thereof shall be damaged or destroyed by an insured casualty, and if the estimated cost of rebuilding, replacing or repairing the same shall exceed $50,000, the Master Developer promptly shall notify the City thereof.

ARTICLE 4
CONVEYANCE OF PROPERTY TO THE MASTER DEVELOPER

4.1 Option to Purchase; Purchase Consideration. The Master Developer is hereby granted the option to purchase or cause to be purchased, and the City agrees to sell, the Property on the terms and conditions set forth in this Agreement. The consideration for the purchase of the Property shall be $8,800,000.

4.2 Timing. The Master Developer may exercise its option to purchase by giving notice of its intent to purchase not more than six (6) months prior to the termination of the Ground Lease. The closing of the purchase of the Property shall occur as soon as possible after the date of notice and prior to the termination of the Ground Lease. Notwithstanding Section 3.7, if the Master Developer timely provides notice of its intent to purchase pursuant to this Section, and is prepared to close on the purchase of the Property, but the closing of the purchase of the Property is delayed for reasons not within Aemetis’ control, the Term of the Ground Lease shall be automatically extended with no further actions required of the Parties until the close of the purchase.

4.3 Conveyance by Grant Deed. Upon the Master Developer’s payment to the City of the Purchase Consideration, the City shall transfer the Property intended to be purchased to the Master Developer in fee via a Grant Deed (the “Fee Conveyance”).

11

4.4 Prohibition on City Encumbrances. From and after the Effective Date, the City will not make any changes to title of the Property and will not encumber the Property (with liens, easements, secondary interests, etc.) without advance written approval of the Master Developer in its sole discretion.

4.5 Grant of Security Interest. The City hereby grants the Master Developer a security interest in the Property to secure any City liability that may result from the City’s failure to timely close on the sale of the Property to the Master Developer pursuant to this Article 4.

4.6 Conveyance Escrow Agreement. No later than five (5) Business Days prior to the Fee Conveyance of the Property, each of the Settlement Agent, the Master Developer, and the City shall execute and deliver an escrow agreement in the form attached hereto as Exhibit M (each, a “Fee Conveyance Escrow Agreement”), which Fee Conveyance Escrow Agreement shall govern the Settlement Agent’s responsibilities regarding the documents and other items required to be delivered at Fee Conveyance and the conditions for the release from escrow of such documents and other items.

4.7 Fee Conveyance Deliveries by the City. With respect to the Fee Conveyance, the City shall execute, notarize, and deliver, as applicable, to the Settlement Agent:

4.7.1 The Grant Deed; and

4.7.2 Such other documents and instruments as are customary and as may be reasonably requested by the Master Developer or the Settlement Agent (and reasonably acceptable to the City) to effectuate the Fee Conveyance.

4.8 Fee Conveyance Deliveries by the Master Developer. With respect to the Fee Conveyance, the Master Developer shall execute, notarize, and deliver, as applicable, to the Settlement Agent:

4.8.1 The applicable payment;

4.8.2 Acceptance of the Grant Deed; and

4.8.3 Such other documents and instruments as are customary and as may be reasonably requested by the City or the Settlement Agent (and reasonably acceptable to the Master Developer) to effectuate the transactions contemplated by this Agreement.

4.7 Costs. As between the Master Developer and the City, the Master Developer shall pay all of the third-party costs of the Fee Conveyance (other than the costs of the City’s counsel and consultants, which shall be paid by the City).

12

ARTICLE 5
CONDITION OF PROPERTY

5.1 Former Military Installation. The Property is a former military installation that is either leased to or has been conveyed to the City from the Army for economic development purposes.

5.2 National Priorities List. The Property is listed by the Environmental Protection Agency on the National Priorities List.

5.3 Environmental Reports.

5.3.1 The Army has provided the City with FOST documents and Environmental Reports related to the property, and the City representants and warrants that is has provided or made available for inspection all reports in its possession to the Master Developer. The City has also made available to the Master Developer all of the environmental reports and studies that the City has caused to be prepared under its Environmental Services Cooperative Agreements (“ESCAs”) executed with the Army pursuant to 10 U.S.C. § 2701(d). The Master Developer acknowledges that it has received or inspected the Environmental Reports relating to the Property. The City represents that, to the best of its knowledge, it has made available to the Master Developer all environmental reports and studies in its possession and control. The Parties acknowledge that the City is presently engaged in performing some of the Army’s environmental obligations under the ESCAs, and there remain environmental matters for which final reports or documentation do not exist or are not otherwise available for release at this time. The City will provide such reports and documentation to the Master Developer as they become available to provide.

5.3.2 The Master Developer acknowledges and agrees that all materials, data, and information delivered by the City to the Master Developer in connection with the transactions contemplated hereby are provided to the Master Developer as a convenience only and that any reliance on or use of such materials, data, or information by the Master Developer shall be at the sole risk of the Master Developer. Without limiting the generality of the foregoing provisions, the Master Developer acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by the City to the Master Developer shall be for general informational purposes only, (b) the Master Developer shall not have any right to rely on any such report delivered by the City to the Master Developer (except to the extent permitted by the Person that prepared such report and to the extent set forth in such report), but rather will rely on its own inspections and investigations of the Property and any reports commissioned by the Master Developer with respect thereto, and (c) neither the City nor the Person that prepared any such report delivered by the City to the Master Developer shall have any liability to the Master Developer for any inaccuracy in or omission from any such report.

5.4 Soils and Groundwater. The City makes no representation as to the condition or content of surface or subsurface soils and groundwater that may be encountered during construction, repair, utility work, development, use, or occupancy of the Property.

13

5.5 DISCLAIMERS.

5.5.1 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE CITY IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO THE QUALITY OR QUANTITY OF THE PROPERTY; HABITABILITY, MERCHANTABILITY, FITNESS, OR SUITABILITY FOR A PARTICULAR PURPOSE; TITLE; ZONING; TAX CONSEQUENCES; LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION; UTILITIES; OPERATING HISTORY OR PROJECTIONS; VALUATION; GOVERNMENTAL APPROVALS; THE COMPLIANCE OF THE PROPERTY WITH LAWS; THE TRUTH, ACCURACY, OR COMPLETENESS OF ANY DOCUMENTS OR OTHER INFORMATION PERTAINING TO THE PROPERTY; THE STATUS OF ANY LITIGATION OR OTHER MATTER; OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF THE CITY TO THE MASTER DEVELOPER; OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY.

5.5.2 THE MASTER DEVELOPER ACKNOWLEDGES AND AGREES THAT THE CITY IS LEASING OR SUBLEASING, AS APPLICABLE, AND IN ACCORDANCE HEREWITH, CONVEYING THE PROPERTY, “AS IS, WHERE IS, WITH ALL FAULTS.”

5.5.3 FURTHER, DEVELOPMENT OF THE PROPERTY IN ACCORDANCE WITH THIS AGREEMENT SHALL BE “AS IS, WHERE IS, WITH ALL FAULTS.”

5.5.4 THE MASTER DEVELOPER IS ADVISED THAT MOLD AND/OR OTHER MICROSCOPIC ORGANISMS MAY EXIST AT THE PROPERTY AND THAT MOLD AND/OR OTHER MICROSCOPIC ORGANISMS MAY CAUSE PHYSICAL INJURIES, INCLUDING, WITHOUT LIMITATION, ALLERGIC REACTIONS, RESPIRATORY REACTIONS OR OTHER PROBLEMS, PARTICULARLY IN PERSONS WITH IMMUNE SYSTEM PROBLEMS, YOUNG CHILDREN AND ELDERLY PERSONS.

5.5.5 OTHER THAN THE EXPRESS REPRESENTATIONS MADE BY THE CITY IN SECTION 15.1, THE MASTER DEVELOPER HAS NOT RELIED AND WILL NOT RELY ON, AND THE CITY IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO MADE OR FURNISHED BY THE CITY, ANY MANAGER OF THE PROPERTY, OR ANY AGENT REPRESENTING OR PURPORTING TO REPRESENT THE CITY, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING.

5.5.6 THE MASTER DEVELOPER REPRESENTS TO THE CITY THAT THE MASTER DEVELOPER HAS CONDUCTED SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS THE MASTER DEVELOPER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY MOLD, FUNGI, VIRAL OR BACTERIAL MATTER, HAZARDOUS MATERIALS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL NOT RELY UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF THE CITY OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO.

14

5.5.7 THE MASTER DEVELOPER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS (INCLUDING MOLD, FUNGI, VIRAL OR BACTERIAL MATTER, HAZARDOUS MATERIALS, RADIOLOGICAL CONDITIONS OR ITEMS OR TOXIC SUBSTANCES), MAY NOT HAVE BEEN REVEALED BY THE MASTER DEVELOPER’S INVESTIGATIONS, AND THE MASTER DEVELOPER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED, AND RELEASED THE CITY FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH THE MASTER DEVELOPER MIGHT HAVE ASSERTED OR ALLEGED AGAINST THE CITY AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

5.5.8 THE CITY SHALL HAVE NO RESPONSIBILITY TO PREPARE THE PROPERTY IN ANY WAY FOR DEVELOPMENT AT ANY TIME.

5.6 Legal Recourse Against the Army.

5.6.1 The Master Developer acknowledges that it is familiar with avenues of legal recourse against the Army for any pre-existing environmental condition caused or contributed to by the Army, including the provisions of Sections 107 and 120(h)(3) of CERCLA and Section 330 of the 1993 National Defense Authorization Act for Fiscal Year 1993.

5.6.2 If the Master Developer reasonably requests the City to tender or pursue a claim against the United States pursuant to Section 120(h)(3) of CERCLA related to portions of the Property owned by the City and leased to the Master Developer, the City shall diligently tender and pursue the claim, provided the reasonable costs of tendering and pursuing the claim are paid by the Master Developer.

5.6.3 If the City reasonably requests the Master Developer to assist or cooperate in the pursuit of a claim tendered by the City against the United States pursuant to Section 120(h)(3) of CERCLA related to portions of the Property owned by the City and leased to the Master Developer, the Master Developer shall reasonably cooperate with, and provide reasonable assistance to, the City in the pursuit of the claim.

5.6.4 If the Master Developer reasonably requests the City to assist or cooperate in the pursuit of a claim tendered by the Master Developer against the United States pursuant to Section 120(h)(3) of CERCLA related to portions of the Property owned by the Master Developer, the City shall reasonably cooperate with, and provide reasonable assistance to, the Master Developer in the pursuit of the claim, provided the reasonable costs of tendering and pursuing the claim are paid by the Master Developer.

15

ARTICLE 6
OPERATION OF THE PROPERTY

6.1 Development of the Property. The Master Developer shall serve as the master developer for the development of the Property. The Master Developer will promote the development of the Property and shall have the right, directly or through affiliates or third parties, to cause the development, construction, financing, operation, and maintenance of the Property on market rate fees, terms, and conditions.

6.2 Master Development Plan. The Master Developer’s development plan for the Property is described on Exhibit K (the “Master Development Plan”). The Master Development Plan establishes the overall concept for the Project and the major direction for the design of the Project. The Master Developer shall continue to amend the Master Development Plan as development proceeds and submit any amendments to the City for City Approval.

6.3 Existing Leases. To the extent the Master Developer desires to relocate any Existing Tenants during the Term, the Master Developer shall use good faith efforts to retain such Existing Tenants on the Property.

6.4 Personal Property. As between the City and the Master Developer, the Master Developer shall have rights to all personal property located within the Property to use or dispose in its discretion.

6.5 Specific Plan. Except as approved by the City, the Master Developer shall utilize, develop, and improve the Property for purposes consistent with the Specific Plan.

6.6 Provision of Services. Subject to any applicable laws, the Master Developer has the right to provide certain services (directly, indirectly, or through third party contractors that may include local government) to the Property and may assess and collect fees from tenants and property owners to cover the costs of providing such services to the Property. Such services may include human resources, health and human services, education, trash and recycling, utilities, security, transportation, communication, video, data and internet services, and parks and recreation.

6.7 Operation and Maintenance. The Master Developer shall be responsible for maintaining and operating (including all costs arising therefrom) the Property as of the Ground Lease Commencement Date. The City shall have no responsibilities for the maintenance or operation of the Property except as the City may assume under an ESCA or that the City creates or incurs with authority of the Master Developer.

16

6.8 Inspection of Site. The City reserves for itself and its employees and agents the right to enter the Property from time to time upon reasonable prior notice to the Master Developer (or upon such notice as may be reasonable, if any, in the event of an emergency), for the purpose of (i) performing inspections in connection with the development and construction of the Project, including the conformance of the Project to the Master Development Plan, (ii) curing any default of such Person that remains uncured after applicable notice and cure periods as set forth in Article 14, or (iii) in the case of an emergency. The Master Developer waives any claim that it may have against the City arising out of entry upon the Property for the aforementioned purposes, resulting from causes other than gross negligence or willful misconduct of the City, its employees, or agents. The Master Developer hereby agrees to save the City harmless from all liability that might arise out of, or stem from, the City’s representatives entering pursuant to this Section except liability to the extent resulting solely from the City’s, or its employees’ or agents’ gross negligence or willful misconduct. Any inspection of the Project or access to the Property by the City hereunder shall not be deemed an approval, warranty, or other certification as to the compliance of the Project or Property with any Permits, building codes, regulations or standards, including, without limitation, building engineering and structural design, or other Laws.

6.9 Issuance of Permits. The Master Developer shall have the sole responsibility, at the Master Developer’s sole cost and expense, for obtaining all Permits required for its respective construction work and operation of the Property and shall make application therefor directly to the applicable Governmental Authority. For so long as the City owns fee simple title to or is otherwise leasing or in possession of the Property, or the applicable portion thereof, the City shall, upon request by the Master Developer, execute applications for Permits, as the person with rights to the applicable portion of the Property, to the extent required by the applicable Governmental Authority, at no cost, expense, obligation, or liability to the City. In no event shall the Master Developer commence demolition, construction, or renovation of all, or any portion of the Property until the Master Developer shall have obtained all Permits required for such work. From and after the date of the Master Developer’s submission of an application for a Permit, the Master Developer shall diligently prosecute such application until receipt of the Permit. In addition, from and after submission of any such application, and until issuance of the Permit, the Master Developer shall report Permit status in writing as part of the Master Developer Status Report.

6.10 Waiver of Claims. The Master Developer, as the tenant under the Ground Lease, hereby waives for itself (and for its successors, assigns, subtenants, and other Persons claiming by or through the same) any and all claims to or awards of damages, if any, to compensate for the closing, vacating, and/or change of grade of any street, alley, or other public right-of-way within or fronting or abutting on, or adjacent to, the Property in connection with the Project.

6.11 Compliance with Applicable Environmental Requirements.

6.11.1 The Master Developer hereby covenants that it shall comply with all provisions of Environmental Laws applicable to the Property and all uses, improvements, and appurtenances of and to the Property. The Master Developer shall indemnify, defend, and hold the City and its officers, directors, agents, and employees (individually, an “Indemnified Party” and collectively, the “Indemnified Parties”) harmless from and against any and all losses, costs, claims, damages, liabilities, and causes of action of any nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel and engineering consultants) incurred by or asserted against any Indemnified Party in connection with, arising out of, in response to, or in any manner relating to (i) the Master Developer’s violation of any Environmental Law, or (ii) any Release or threatened Release of a Hazardous Material, or any condition of pollution, contamination, or Hazardous Material-related nuisance on, under or from the Property first occurring after the Ground Lease Commencement Date; provided however, that the foregoing indemnity shall not apply to any losses, costs, claims, damages, liabilities, and causes of action (including reasonable attorneys’ fees and court costs) to the extent arising solely from the negligence or willful misconduct of any Indemnified Party. Nothing in this Section 6.11.1 in any way alters or limits or waives any of Army’s obligations contained in the EDC Agreement, Army Deeds, or Laws.

17

6.11.2 The Master Developer shall provide the City with written notice of violations of applicable Environmental Laws that the Master Developer has received or is aware of relating to the Project promptly after the Master Developer receives or becomes aware of such notice or allegation.

6.11.3 The Master Developer shall obtain and maintain, at its sole expense, any Permits or other approvals required under applicable Environmental Laws for its development and operation of the Project, independent of any permits held by the City. The City will not co-sign or otherwise be identified as a responsible party for any Permits or activities that the Master Developer conducts on or about the Project. For so long as the City owns fee simple title to or is leasing or otherwise in control of the Property, or the applicable portion thereof, the City shall, upon request by the Master Developer, execute applications for Permits or other approvals required under applicable Environmental Laws, as the person with rights to the applicable portion of the Property, to the extent required by the applicable Governmental Authority, at no cost, expense, obligation, or liability to the City.

6.11.4 The City shall have the right, upon request to the Master Developer, to review and comment on applications for Permits and other approvals required under applicable Environmental Laws prior to submission to environmental Governmental Authorities. Where practicable, the Master Developer shall provide the City with advance notice of and an opportunity to jointly participate in meetings, including permit application meetings, with environmental regulatory authorities relating to the Project.

6.11.5 The Master Developer shall promptly provide the City with copies of all non-routine correspondence with environmental regulatory authorities related to enforcement actions or notices of violations affecting the Project promptly after receipt.

6.11.6 The Master Developer shall not cause or permit to be removed or disturbed any historical, archeological, architectural, or other cultural artifacts, relics, remains, or objects of antiquity. In the event such items are discovered, the Master Developer shall immediately notify the City and protect the site and the material from further disturbance until the City gives clearance to proceed.

18

6.12 The Master Developer’s Encumbrances. The Master Developer has the right and authority to record liens and other encumbrances against the Master Developer’s interest in the Property. Except as authorized by Section 4.5, in no event will the City’s fee ownership interest in the Property be encumbered by any lien or encumbrance against the Master Developer’s interest in the Property. Subject to the immediately preceding sentence, to the extent necessary, the City will execute routine status agreements with any lender taking a security interest in the Master Developer’s interest in the Property that acknowledges Master Developer’s interest in the Property and that does not impair or encumber the City’s fee ownership interest in the Property. On or after the Effective Date, the City will not record, incur, authorize, or take any other action that creates any liens or encumbrances on the City’s interest in the Property, whether recorded or otherwise, without the written approval of the Master Developer.

6.13 Risk of Loss. Beginning on the Ground Lease Commencement Date, the Master Developer shall have the risk of loss for any casualties occurring to all or any portion of the Property or any improvements constructed thereon. In no event shall the City have any obligation to rebuild or restore any improvements existing or constructed on the Property.

6.14 The Master Developer’s Force Majeure. The outside dates for any of the Master Developer’s obligations under this Agreement shall be extended for delays caused by Force Majeure in accordance with the terms of this Section 6.14. Any such extension shall be day-for-day for the period of Force Majeure. The Master Developer shall, within fifteen (15) Business Days of discovery of any Force Majeure event, notify the City in writing, which notice shall include the Master Developer’s estimate of the length of the delay that will be caused by such Force Majeure event and the actions the Master Developer is taking to minimize such delay. In claiming Force Majeure, the Master Developer must reasonably demonstrate that the Force Majeure event causes a delay of a critical path item of a milestone to which the Master Developer is requesting an extension. In all instances, the Master Developer shall use commercially reasonable efforts to mitigate the length of a delay because of a Force Majeure event.

ARTICLE 7
[OMITTED]

ARTICLE 8
[OMITTED]

ARTICLE 9
MASTER DEVELOPER SUBMISSIONS

9.1 Amendments to the Master Development Plan. The Master Developer shall not make, or permit to be made, a Material Change to the Master Development Plan without City Approval. To the extent the Master Developer desires to make a change to the Master Development Plan that is not a Material Change, the Master Developer shall provide promptly notice of the change to the City.

9.2 [Omitted]

19

9.3 Press Releases, Marketing, Signage and Promotional Materials.

9.3.1 The name of the Project shall be the “Riverbank Industrial Complex” or such other name as the Master Developer shall select with City Approval.

9.3.2 The City shall have the right to Approve the general template for use of the City’s name, logo, or like identifiers. Expressly excluded from this provision are publications, marketing materials, solicitations, and/or informational materials specifically designed by the Master Developer to recruit or market to prospective lessees, buyers, investors, lenders, and/or other financial institutions, as to which no requirement to identify the City shall apply.

9.3.3 The Master Developer shall launch a website relating to the Project.

9.3.4 The Master Developer shall use good faith efforts to coordinate with the City all Project press releases that are prepared by the Master Developer with respect to the Project starting from the Effective Date; provided, however, any press releases prepared by the Master Developer that reference the duties, obligations, or commitments of the City with respect to the Project shall be subject to City Approval in its sole and absolute discretion, which City Approval shall be obtained prior to publication of the press release. The City shall coordinate with the Master Developer all press releases issued by the City with respect to the Project starting from the Effective Date. Nothing in this paragraph shall prevent the Master Developer or any Affiliate from providing any disclosure that is required by law, including but not limited to applicable securities laws, and no such legally required disclosure shall constitute a breach of this Agreement.

9.3.5 The Master Developer shall coordinate with, invite, and provide notice to the City of all significant Project public events (i.e., community meetings, stakeholder meetings, presentations to trade association groups, presentation to out-of-town dignitaries and similar events) organized by the Master Developer. For any event involving the immediate community or key public officials (such as Council members, international ambassadors, members of Congress and their aides, officials of the Federal government and executives of regional organizations), the Master Developer shall use reasonable efforts to timely notify the City and schedule such meetings such that the City representatives may attend. Any event organized by the Master Developer that is required to be coordinated with the City pursuant to this Section 9.3.5 that are to be attended by key public officials will be coordinated using the protocols appropriate to the office of the key public official as reasonably directed by the City.

9.4 [Omitted]

20

9.5 Community Engagement and Outreach Plan. The Master Developer shall comply with (i) the Master Developer’s program for public involvement, education, and outreach with respect to the Project (including input from the community that is impacted by the Project provided in the Master Development Plan as they are designed, developed, constructed, and operated) (the “Community Engagement and Outreach Program”), described in the attached Exhibit H, and (ii) the Master Developer’s plan for implementing the Community Engagement and Outreach Program, which shall include, without limitation, the organization(s) with whom the Master Developer proposes to discuss the Project, a schedule for public meetings and the type of information that the Master Developer proposes to submit to the public (the Community Engagement and Outreach Program, together with such plan, is collectively referred to as the “Community Engagement and Outreach Plan”), described in the attached Exhibit H. The Community Engagement and Outreach Plan shall include a mechanism to document all public meetings, including a narrative description of the events of each meeting, the concerns raised by members of the public, and the Master Developer’s responses to such concerns. The Master Developer shall submit such documentation to the City promptly following each meeting and shall otherwise include a summary of the Master Developer’s activities with respect to, and in furtherance of, the Community Engagement and Outreach Plan in each Master Developer Status Report. Any changes to the Community Engagement and Outreach Program or the Community Engagement and Outreach Plan shall be subject to City Approval.

9.6 Material Changes. No Material Changes to any approved Submission may be made without the City’s prior approval. If the Master Developer desires to make any Material Changes to a Submission after same has been Approved by the City, the Master Developer shall submit in writing the proposed changes to the City for approval.

9.7 Progress Meetings/Consultation. During the preparation of the Submissions, the City’s staff and the Master Developer shall hold periodic progress meetings with the Master Developer (together with any such consultants or contractors as may be designated by the Master Developer) working on the applicable issues as appropriate considering the progress of such Submissions, to coordinate the preparation of, submission to, and review of such Submissions by the City. The scheduling of such meetings shall be coordinated with the City reasonably in advance so as to permit the City’s attendance. If the City’s representative is not available after such prior notice, the Master Developer may conduct such meeting; provided, however, that the City may require a subsequent meeting to review the result of such unattended meeting and provide comments, corrections, and inputs in a participatory capacity. With respect to all Submissions and revisions of Submissions, the City’s staff and the Master Developer shall communicate and consult informally as frequently as is necessary so as to assist in the Master Developer’s preparation of, and the City’s review and approval of, the formal submittal of such Submissions or revisions of Submissions to the City.

9.8 Master Developer Status Reports. In addition to the other Submissions required pursuant to this Article 9, the Master Developer shall submit to the City no later than December 31st and June 30th of each year, a report (each, a “Master Developer Status Report”) setting forth the current status of the Project, which shall include, at a minimum, (i) a detailed account, certified by the Master Developer, of current progress; (ii) any public meetings planned for the Project within the next six (6) month period; and (iii) either confirmation that there have been no changes or a description of any changes in the ownership of the interest in, or Control of, the Master Developer. In addition, the Master Developer shall provide additional status information in each report that the City may reasonably require from time to time in writing, provided that the City provides the Master Developer at least forty-five (45) days’ prior notice of its additional requests. The Master Developer shall include as part of each Master Developer Status Report a reasonable number of construction photographs taken since the last report submitted by the Master Developer.

21

ARTICLE 10

[OMITTED]

ARTICLE 11
CITY APPROVAL

11.1 Scope of Master Developer Authority. As more fully described below, the Parties agree and acknowledge that the Master Developer is solely responsible for all decisions related to the Project except such decisions that are retained by the City herein where City Approval is expressly required.

11.2 Scope of City Approval of the Master Developer’s Submissions. For those Submissions that are subject to “City Approval” pursuant to the terms of this Agreement, other than with regard to permits or other regulatory approvals required by generally applicable laws, pursuant to Section 6.9, the City shall have a period of thirty (30) days to review and approve or disapprove the Submissions submitted by the Master Developer (“Submissions”). All such approvals or disapprovals shall be in writing. Where a provision of this Agreement provides for City Approval as to specified matters only, such approval will be limited to such specified matters. Except to the extent the City Approval of a Submission is explicitly provided as within the City’s sole and absolute discretion, the City shall not unreasonably withhold or condition its approval hereunder. If the City provides the Master Developer a written statement describing in specificity its objections prior to the expiration of the foregoing thirty (30) day period, the Master Developer shall revise its Submission to address the City’s objection and resubmit the revised Submission to the City for City Approval. Permits or regulatory approvals required by generally applicable laws, shall be subject to all procedural and substantive provisions of those laws, including but not limited to timelines, substantive standards, and compliance with the California Environmental Quality Act, as applicable.

11.3 Disapproval Notice. In the event the City disapproves or objects to a Submission, the notice of such disapproval or objection shall state the reasons for such disapproval or objection. If a Submission is disapproved by the City or the City has provided the Master Developer objections to the Submission, the Master Developer shall have a fifteen (15) day period to revise the Submission to address the objections or comments of the City and shall resubmit the amended Submission for City Approval.

11.4 Extension of Time Periods. Notwithstanding the provisions above, if the City determines that it requires additional time to review a Submission or resubmitted Submission, the City may extend the review period by an additional period of ten (10) Business Days by delivering notice of such extension to the Master Developer no later than ten (10) Business Days after the City’s receipt of all of the components of such Submission. Any deadlines imposed on the Master Developer by this Agreement shall be tolled and extended during the period time while the City is reviewing any submittal, and, in the event of a rejection, any time period between the rejection and the resubmittal to the City.

11.5 Deemed Approvals. In the event the City fails to disapprove a Submission within the time periods set forth in this Section, the City shall be deemed to have approved the Submission.

11.6 Approvals in Writing. All approvals or objections required or permitted pursuant to this Agreement must be in writing. In no event shall any alleged oral approval of any Submission (or any other matter requiring the City’s approval) be binding on the City.

11.7 No Representation. Except as may be provided by the City in its regulatory capacity, the City’s review and approval of any Submission and any changes thereto is not and shall not be construed as a representation or other assurance that such Submission complies with zoning or any building codes, regulations, or standards, including, without limitation, building, engineering, and structural design, or any other Laws. The City shall incur no liability by reason of its review of any Submissions and is reviewing such Submissions solely for the purpose of protecting its own interests under this Agreement.

22

ARTICLE 12
[OMITTED]

ARTICLE 13
ASSIGNMENT

13.1 Reliance of City on the Master Developer. The Master Developer acknowledges that: (i) the development of the Property as set forth in the Master Development Plan is important to the general welfare of the community in which the Property is located; (ii) the qualifications and identity of the Master Developer, its principal officers, managers, Members, and partners are of particular importance to the City; and (iii) the City is entering into this Agreement with the Master Developer because of the qualifications and identity of the Master Developer and its principal officers, managers, Members and partners, and in so entering into this Agreement, is willing to accept and rely on the obligations of the Master Developer for the faithful performance of all of the Master Developer’s undertakings and covenants in this Agreement.

13.2 No Assignment of Agreement. The Master Developer and the City acknowledge and agree that the City is entering into this Agreement with the Master Developer on the basis of the particular experience and access to financial resources of the Master Developer. The Master Developer shall not assign this Agreement without the City Approval, which may be withheld in its sole discretion. The City shall not assign this Agreement without the Master Developer’s approval, which may be withheld in its sole discretion.

13.3 Leasing of Property. Nothing in this Agreement prohibits the Master Developer from leasing, renting, licensing, or subleasing all or any portion of the Property to any person for any use consistent with this Agreement.

13.4 Enforceability. The Master Developer hereby acknowledges and agrees that the restrictions on Assignment pursuant to Section 13.2 do not constitute an unreasonable restraint on the Master Developer’s right to transfer or otherwise alienate any portion of the Property. The Master Developer hereby waives any and all claims, challenges, and objections that may exist with respect to the enforceability of the restrictions on assignment contained in the Agreement, including any claim that such restrictions on assignment constitute an unreasonable restraint on alienation.

13.5 Release. An assignment of this Agreement that is Approved by the City will automatically release the transferor from all obligations under this Agreement arising on or after the date of the assignment and the assignee shall be deemed to assume all of the obligations of the transferor under this Agreement. The assignor and assignee shall execute a customary assignment and assumption agreement evidencing such assumption by assignee.

23

Article 14
DEFAULTS AND REMEDIES

14.1 Default by the Master Developer.

14.1.1 Events of Default. Each of the following shall constitute an “Event of Default” by the Master Developer under this Agreement:

14.1.1.1 Monetary Defaults. The Master Developer shall fail to pay or cause to be paid any City Consideration or any other amount required to be paid by the Master Developer under this Agreement, and such default shall continue for thirty (30) days after written Notice from the City specifying such default (a “Monetary Default”).

14.1.1.2 Misrepresentation. Any of the Master Developer’s representations and warranties under Section 15.2 is not true and correct in all material respects as of the Effective Date.

14.1.1.3 Insurance. The Master Developer shall fail to obtain or maintain in effect the Master Developer required insurance under this Agreement, or pay any insurance premiums, as and when the same become due and payable, or fails to reinstate, maintain, and provide evidence to the City of the insurance required to be obtained or maintained by the Master Developer or its contractors or subcontractors under this Agreement, and such failure shall continue for a period of thirty (30) days after written Notice from the City.

14.1.1.4 Assignment. The Master Developer shall breach the restriction on assignment set forth in Article 13 of this Agreement and such breach shall not be remedied within thirty (30) days of written Notice of such breach from the City to the Master Developer.

14.1.1.5 Prohibited Person. The Master Developer becomes a Prohibited Person due to an action or omission arising from or relating to this Agreement or the Property.

14.1.1.6 Bankruptcy. The Master Developer shall be adjudicated bankrupt and subject to a court approved Chapter 11 plan for liquidation.

14.1.1.7 Other Default. If the Master Developer shall breach any material term, covenant or condition of this Agreement not specified in the foregoing clauses of this Section 14.1.1 of this Agreement, and the Master Developer shall fail to remedy such breach within thirty (30) days after written Notice by the City, or if such breach is of such a nature that it cannot reasonably be remedied within such thirty (30) day period (but is otherwise susceptible to cure), then the Master Developer shall have such additional period of time as may be reasonably necessary to cure such breach, provided that the Master Developer commences the cure within such original thirty (30) day period and thereafter diligently pursues and completes such cure.

24

14.2 City Remedies Upon an Event of Default by the Master Developer. During the continuance of an uncured Event of Default by the Master Developer, the City shall have the following remedies, at the City’s sole election, but subject in each instance to the rights of any mortgagees under the terms of any agreement entered into between the City and such mortgagee, if any, pursuant to Section 6.12:

14.2.1 If (i) the Event of Default is a Monetary Default, or (ii) the Event of Default is due to the Master Developer becoming a Prohibited Person in accordance with Section 12.1.1.7, then the City may, subject to Section 14.3, terminate this Agreement and the Ground Lease and retain all consideration paid to date and may collect all amounts then due and owing;

14.2.2 The City may, after giving the Master Developer a notice of its intention to do so at least ten (10) Business Days before the City’s commencing to cure such Event of Default (or upon such notice as may be practical, if any, in the event of an emergency), cure such Event of Default, at the Master Developer’s sole cost and expense, in which event the Master Developer shall reimburse the City its actual out-of-pocket costs for such cure within ten (10) Business Days after demand therefor;

14.2.3 The City may pursue specific performance of the Master Developer’s obligations hereunder; or

14.2.4 The City may pursue any and all other remedies available at law and/or in equity, including (without limitation) injunctive relief, other than termination of this Agreement or the Ground Lease, except as specifically set forth in Section 14.2.1.

14.3 Partial Termination. In the event that (i) the City elects to terminate this Agreement in accordance with Section 14.2.1, (ii) the Master Developer had, prior to the occurrence of the Event of Default, commenced construction of a renewable fuels plant pursuant to the Master Development Plan, and (iii) the Event of Default for which the City is terminating this Agreement is unrelated to and inapplicable to the Plant Site Lease Area (each, an “Unrelated Default Phase”), then the City shall exercise only a partial termination of this Agreement. For clarity, Events of Default that impact the entire Project (such as a Monetary Default or bankruptcy) are applicable to this entire Agreement. To evidence such partial termination, the Parties shall execute a Ground Lease Partial Termination to be recorded in the Land Records reflecting such partial termination such that the Property now consists only of the property within the Unrelated Default Phase. All other terms and conditions of this Agreement and the Ground Lease shall remain in full force and effect, including, but not limited to, the obligation for the Master Developer to pay the Annual Lease Consideration.

14.4 Additional Termination. Subject to the rights of the Master Developer under the provisions of the Ground Lease, and notwithstanding anything herein to the contrary, if, under the Terrorist Acts or Anti-Terrorism Order, as may be supplemented by additional legislation, orders, or regulations, it shall become a violation of Laws to do business with the Master Developer during the term of this Agreement, the City shall be entitled to terminate this Agreement and the Ground Lease after providing ten (10) days written notice to the Master Developer.

25

14.5 No Waiver by Delay; No Waiver as to Other Defaults. Notwithstanding anything to the contrary contained herein, any delay by the City in instituting or prosecuting any actions or proceedings with respect to a default by the Master Developer hereunder or in asserting its rights or pursuing its remedies under this Article 14 or otherwise or any other right or remedy available under law or in equity, shall not operate as a waiver of such rights or to deprive the City of or limit such rights in any way (it being the intent of this provision that the City shall not be constrained by waiver, laches, or otherwise in the exercise of such remedies). Any waiver by the City hereunder must be made in writing. Any waiver in fact made by the City with respect to any specific default by the other Party under this Section 14.5 shall not be considered or treated as a waiver of the City with respect to any other defaults by the other Party or with respect to the particular default except to the extent specifically waived in writing.

14.6 Rights and Remedies Cumulative. The rights and remedies of the City under this Agreement, whether provided by law, in equity, or by the terms of this Agreement, as applicable, shall be cumulative, and the exercise by the City of any one or more of such remedies shall not preclude the exercise of any other remedies for the same such default or breach. Notwithstanding the foregoing or any other provision of this Agreement or of Law, the City shall not have the right to terminate this Agreement or the Ground Lease except as expressly permitted in this Article 14.

14.7 Effect of Termination. In the event of a valid termination of this Agreement by the City, provisions of this Agreement related to enforcement and interpretation shall continue to survive as needed to resolve open issues with respect to this Agreement. Upon termination, the City will accept assignment of all then existing subleases at the Property that have been previously approved by the City Council and accepted by the City Manager in writing. The Parties shall otherwise reasonably cooperate to effect an orderly transition of the management of the Property.

14.8 No Consequential or Punitive Damages. Notwithstanding the provisions of this Article 14 or anything in this Agreement to the contrary, in no event shall the City or the Master Developer be liable for any consequential, punitive, or special damages; provided, however, that this Section 14.7 shall not be deemed to preclude or prevent the collection of any fees or monetary penalties expressly provided for in this Agreement.

26

ARTICLE 15
REPRESENTATIONS AND WARRANTIES

15.1 Representations and Warranties of the City. As of the Effective Date and upon the Closing of the Fee Conveyance hereunder, he City hereby represents and warrants to the Master Developer as follows:

15.1.1 Execution, Delivery, and Performance. The City (i) has all requisite right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and (ii) has taken all necessary action to authorize the execution, delivery, and performance of this Agreement. This Agreement has been duly executed and delivered by the City and constitutes the legal, valid, and binding obligation of the City, enforceable against it in accordance with its terms. The Person signing this Agreement on behalf of the City is authorized to do so.

15.1.2 No Violation. The execution, delivery, and performance by the City of this Agreement and the transactions contemplated hereby and the performance by the City of its obligations hereunder will not violate any of the terms, conditions, or provisions of (i) any judgment, order, injunction, decree, regulation, or ruling of any court or other Governmental Authority, or Law to which the City is subject, or (ii) any agreement or contract to which the City is a party or to which it is subject.

15.1.3 Master Lease. The Master Lease (and amendments) attached at Exhibit C is a true, accurate and complete copy of the Master Lease and all exhibits and amendments thereto. There are no amendments or waivers of the Master Lease not included in Exhibit A. The City and the Army are currently in full compliance with all provisions of the Master Lease, and have fully complied with all provisions of the Interim Lease since its effective date.

15.1.4 EDC Agreement. The EDC Agreement attached at Exhibit A is a true, accurate and complete copy of the EDC Agreement and all exhibits thereto. There are no amendments or waivers of the EDC Agreement. The City and the Army are currently in full compliance with all provisions of the EDC Agreement, and have fully complied with all provisions of the EDC Agreement since its effective date.

15.1.5 No Consents. No consent or authorization of, or filing with, any Person (including any Governmental Authority), which has not been obtained, is required in connection with the execution, delivery, and performance of this Agreement by the City.

15.1.6 No Brokers. The City has not dealt with any agent, broker, or other similar Person in connection with the transfer of the interests in the Property as provided herein.

15.1.7 No Litigation. There is no litigation, arbitration, administrative proceeding, or other similar proceeding pending against the City that relates to this Agreement.

15.1.8 No Encumbrances. The City has not since the Effective Date entered into, granted, created, or amended any easement, covenant, or other encumbrance or conveyance restricting the use or development of the Property or portion thereof.

27

15.1.9 Existing Tenants. Exhibit D is a complete and accurate list of all the persons and entities occupying or using the Property as of the Effective Date, including the name and legal description of each tenant, description of space occupied, and amount of security deposit held by City. The City has provided the Master Developer with copies of all leases, licenses, letters, waivers, and other documents affecting in any way the rights and/or obligations each of the tenants listed on Exhibit D. There are no oral agreements between the City and any tenant listed on Exhibit D that modify or change the written documents provided to the Master Developer. The City will assign, and the Master Developer will assume, all of the obligations pursuant to all such leases, licenses, letters, waivers and other contractual documents as of the Ground Lease Commencement Date pursuant to the Assignment and Assumption of Existing Leases. Any security deposits will be transferred to the Master Developer as of the Ground Lease Commencement Date.

15.2 Representations and Warranties of the Master Developer. As of the Effective Date and each closing of a Fee Conveyance hereunder, the Master Developer hereby represents and warrants to the City as follows:

15.2.1 Due Formation. The Master Developer is a corporation organized in the State of Delaware, duly formed and validly existing and in good standing and has full power and authority under the laws of the state of California to conduct the business in which it is now engaged.

15.2.2 Organization and Ownership. The Master Developer is a Delaware corporation that is wholly owned by Aemetis, Inc., a Delaware corporation with headquarters located at 20400 Stevens Creek Blvd., Suite #700, Cupertino, CA 95014.

15.2.3 Execution, Delivery, and Performance. The Master Developer has the full right, power, and authority to acquire its interests in the Property as provided in this Agreement and to carry out the Master Developer’s obligations hereunder, and all requisite action necessary to authorize the Master Developer to enter into this Agreement and to carry out its obligations hereunder have been taken. This Agreement has been duly executed and delivered by the Master Developer and constitutes the legal, valid, and binding obligation of the Master Developer, enforceable against the Master Developer in accordance with its terms. The Person signing this Agreement on behalf of the Master Developer is authorized to do so.

15.2.4 No Consents. No consent or authorization of, or filing with, any Person (including any Governmental Authority), which has not been obtained or will not be obtained, is required in connection with the execution, delivery, and performance of this Agreement by the Master Developer.

15.2.5 No Violation. The execution, delivery, and performance of this Agreement by the Master Developer and the transactions contemplated hereby and the performance by the Master Developer of its obligations hereunder do not violate any of the terms, conditions, or provisions of (i) the Master Developer’s organizational documents, (ii) any judgment, order, injunction, decree, regulation or ruling of any court or other Governmental Authority, or Law to which the Master Developer is subject, or (iii) any agreement or contract to which the Master Developer is a party or to which it is subject.

28

15.2.6 No Brokers. The Master Developer has not dealt with any agent or broker in connection with the transfer of interests in the Property to the Master Developer as provided herein.

15.2.7 No Litigation. There is no litigation, arbitration, administrative proceeding, or other similar proceeding pending or threatened in writing against the Master Developer which, if decided adversely to the Master Developer, (i) would impair the Master Developer’s ability to enter into and perform its obligations under this Agreement, or (ii) would materially adversely affect the financial condition or operations of the Master Developer.

15.2.8 No Speculation. The Master Developer is entering into this Agreement and will enter into the Ground Lease for the purposes contemplated therein and not with the view of speculating in land holding or transferring its interest in the Ground Lease except as permitted thereunder.

15.2.9 No Bankruptcy. Neither the Master Developer nor any of its Members is the subject debtor under any federal, state, or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation, or winding up of its assets.

15.2.10 Financial Statements. The financial statements of the Master Developer submitted to the City are complete and accurate as of the dates thereof. There has been no material adverse change in the financial condition of the Master Developer since the date of such financial statements.

15.2.11 Anti-Money Laundering; Anti-Terrorism.

15.2.11.1 The Master Developer has not, and to the Master Developer’s knowledge, no Master Developer Party has engaged in any dealings or transactions (i) in contravention of the applicable anti-money laundering laws, regulations, or orders, including without limitation, money laundering prohibitions, if any, set forth in the Bank Secrecy Act (12 U.S.C. Sections 1818(s), 1829(b) and 1951-1959 and 31 U.S.C. Sections 5311-5330), the USA Patriot Act of 2001, Pub. L. No. 107-56, and the sanction regulations promulgated pursuant thereto by U.S. Treasury Department Office of Foreign Assets Control (collectively, together with regulations promulgated with respect thereto, the “Anti-Money Laundering Acts”), (ii) in contravention of Executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti-Terrorism Order”), (iii) in contravention of the provisions set forth in 31 C.F.R. Part 103, the Trading with the Enemy Act, 50 U.S.C. Appx. Section 1 et seq. or the International Emergency Economics Powers Act, 50 U.S.C. Section 1701 et seq. (together with the Anti-Money Laundering Acts, the “Terrorist Acts”), or (iv) is named in the Annex to the Anti-Terrorism Order or any terrorist list published and maintained by the Federal Bureau of Investigation and/or the U.S. Department of Homeland Security, as may exist from time to time.

15.2.11.2 To the Master Developer’s knowledge, neither the Master Developer nor any other Master Developer Party (a) is conducting any business or engaging in any transaction with any Person appearing on the list maintained by the U.S. Treasury Department’s Office of Foreign Assets Control located at 31 C.F.R., Chapter V, Appendix A, or is named in the Annex to the Anti-Terrorism Order or any terrorist list published and maintained by the Federal Bureau of Investigation and/or the U.S. Department of Homeland Security, as may exist from time to time, or (b) is a Person described in Section 1 of the Anti-Terrorism Order (a “Restricted Person”).

29

ARTICLE 16
NOTICES

To be effective, any notice to be given under this Agreement (a “Notice”) shall be in writing and delivered by email, certified mail, postage pre-paid, or by hand or by private, reputable overnight commercial courier service, to the City at the following addresses:

To:	Riverbank Local Redevelopment Authority 5300 Claus Road Modesto, California 95357 Attention: Executive Director

With a copy to:	City of Riverbank 6707 3rd Street Riverbank, California 95357 Attention: City Manager

With a copy to:	White Brenner LLP 1414 K Street, 3rd Floor Sacramento, CA 95814 Attention: Tom Hallinan, Esq.

With a copy to:	Kutak Rock LLP 1625 Eye Street, N.W. Suite 800 Washington, D.C. 20006 Attention: George Schlossberg, Esq.

Any Notices to be given under this Agreement to the Master Developer shall be in writing and delivered by certified mail, postage pre-paid, or by hand or by private, reputable overnight commercial courier service, to the Master Developer at the following addresses:

To:	Aemetis Properties Riverbank, Inc. 20400 Stevens Creek Blvd., Suite 700 Cupertino, CA 95014 Attention: Todd Waltz, Chief Financial Officer

With a copy to:	Aemetis Properties Riverbank, Inc. 20400 Stevens Creek Blvd., Suite 700 Cupertino, CA 95014 Attention: President

Either Party may change the recipients or addresses to which notice shall be given by written Notice to the other Party. Notices which shall be served in the manner aforesaid shall be deemed to have been received for all purposes hereunder at the time such notice shall have been: (i) if hand delivered to a party against receipted copy, when the copy of the notice is receipted; (ii) if given by nationally recognized overnight delivery service, on the date of actual delivery; (iii) if given by certified mail, return receipt requested, postage prepaid, on the date of actual delivery or refusal thereof, or (iv) if by email, when sent. If notice is tendered under the terms of this Agreement and is refused by the intended recipient of the notice, the notice shall nonetheless be considered to have been received and shall be effective as of the date provided in this Agreement.

30

ARTICLE 17
MISCELLANEOUS

17.1 Information as to Members; Maintenance Books and Accounts.

17.1.1 The Master Developer shall, at such time or times as the City may reasonably request, furnish the City with a complete statement, certified by the executive officer, manager, managing member or general partner of the Master Developer as being true, accurate and complete, setting forth all of the stockholders, members, or partners in the Master Developer and the extent of their respective holdings, and in the event any other parties have a beneficial interest in such stock or interests, their names and the extent of such interest, all as determined or indicated by the records of the Master Developer by specific inquiry made by such officer, manager, managing member, or managing partner of all parties who on the basis of such records own any stock or other interest in the Master Developer or by such other knowledge or information as such officer, manager, managing member, or managing partner shall have.

17.1.2 The Master Developer shall keep books and accounts of its operations and transactions relating to the Project separate and distinct from any other property or business enterprise owned or operated by the Master Developer (or any Member or Affiliate).

17.2 City Obligations

17.2.1 Consent to Lease/EDC Revisions. The City will not revise its Master Lease or EDC without the Master Developer’s consent, which will not be unreasonably withheld.

17.2.2 Lease Extensions. The City will exercise its best efforts to obtain such lease extensions or additional leases to the Property from the Army to ensure that it always has a leasehold interest in the Property until the Army conveys title to the City pursuant to the EDC.

17.2.3 Information. City will keep the Master Developer informed of all communications related to the Property and or the activities contemplated by this Agreement, including by providing copies of documents sent and received related to the Property, invitations to meetings (in person or otherwise) related to the Property, and copies of all environmental documents prepared or received related to the Property.

31

17.3 Estoppel Certificates. The Parties shall, from time to time, within twenty (20) Business Days of request in writing of the other Party, without additional consideration, execute and deliver an estoppel certificate consisting of statements, if true (and if not true, setting forth the true state of facts as the Party delivering the estoppel certificate views them), that (i) this Agreement is in full force and effect; (ii) this Agreement has not been modified or amended (or if it has, a list of the amendments); (iii) to such Party’s knowledge, the Party requesting the estoppel certificate is not then in default under this Agreement; (iv) to such Party’s knowledge, the Party requesting the estoppel certificate has fully performed all of its respective obligations hereunder (or, if it has not, identifying any such failures to perform); and (v) such other statements as reasonably may be required by any Party or, as to the Master Developer, any other appropriate party such as its partners, lenders, or investors providing funding for the Project.

17.4 No Persons Other Than Parties Individually Liable. No Person other than the Parties to this Agreement, and the permitted assignees of such Parties, shall have any liability or obligation under this Agreement. Without limiting the generality of the foregoing, (i) the Master Developer agrees that no employee, official, consultant, contractor, agent or attorney engaged by the City in connection with this Agreement or the transactions contemplated by this Agreement shall have any liability or obligation to the Master Developer under this Agreement and (ii) the City agrees that no Member, other equity holder, employee, consultant, contractor, agent or attorney engaged by the Master Developer in connection with this Agreement or the transactions contemplated by this Agreement shall have any liability or obligation to the City under this Agreement. Nothing in this Section 17.4 shall be deemed to preclude the liability of any Person to any Person to which it owes a duty for such Person’s own fraudulent acts or for violations of the Laws prohibiting the making of false claims.

17.5 Titles of Articles and Sections. Titles and captions of the several parts, articles and sections of this Agreement are inserted for convenient reference only and shall be disregarded in construing or interpreting Agreement provisions.

17.6 Singular and Plural Usage. Whenever the sense of this Agreement so requires, the use herein of the singular number shall be deemed to include the plural, and the use of the plural shall be deemed to include the singular.

17.7 Applicable Law; Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of California, without reference to the conflicts of laws provisions thereof. Any suit, action, proceeding or claim relating to this Agreement or the transactions contemplated by this Agreement shall be brought exclusively in the United States District Court for the State of California, or the Superior Court for the State of California, and the City and the Master Developer agree that such courts are the most convenient forum for resolution of any such action and further agree to submit the jurisdiction of such courts and waive any right to object to venue in such courts.

32

17.8 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all prior agreements and understandings related to the subject matter hereof. All Exhibits hereto are incorporated herein by reference regardless of whether so stated.

17.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall together constitute one and the same instrument.

17.10 Time of Performance. All dates for performance (including cure) shall expire at 5:00 p.m. (Pacific Time) on the performance or cure date. A performance date which falls on a day that is not a Business Day is automatically extended to the next Business Day.

17.11 Successors and Assigns. This Agreement shall be binding upon and, subject to the provisions of Article 14, shall inure to the benefit of, the successors and assigns of the City and the Master Developer and where the term “Master Developer” or “City” is used in this Agreement, it shall mean and include their respective permitted successors and assigns.

17.12 Third Party Beneficiary. No Person shall be a third-party beneficiary of this Agreement.

17.13 WAIVER OF JURY TRIAL. ALL SIGNATORIES HERETO HEREBY, AND ALL PERSONS ACCEPTING AN INTEREST IN THE PROJECT THEREBY, WAIVE THE RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING IN RESPECT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17.14 Further Assurances. Each Party agrees to execute and deliver to the other Party such additional documents and instruments as the other Party reasonably may request in order to fully carry out the purposes and intent of this Agreement.

17.15 Modifications and Amendments. None of the terms or provisions of this Agreement may be changed, waived, modified, or terminated except by an instrument in writing executed by the Party or Parties against which enforcement of the change, waiver, modification, or termination is asserted. None of the terms or provisions of this Agreement shall be deemed to have been abrogated or waived by reason of any failure or refusal to enforce the same.

17.16 Anti-Deficiency. The Master Developer acknowledges that the City cannot enter into any financial obligations under this Agreement without the lawful availability of funds and absent compliance with all other applicable State laws. The Master Developer acknowledges and agrees that the obligation of the City to fulfill financial obligations of any kind pursuant to any and all provisions of this Agreement relating to any public funds, or any subsequent agreement entered into pursuant to this Agreement or referenced herein relating to any public funds are and will remain subject to the provisions of the State’s Anti-Deficiency Act, as the foregoing statutes may be amended from time to time. Any provision herein contained that violates the State’s Anti-Deficiency Acts may be waived, at the City’s sole discretion, to the extent such waiver is permissible under law.

33

17.16.1 Notwithstanding the foregoing, no officer, employee, director, member, or other natural person or agent of the City shall have any personal liability in connection with the breach of this Agreement.

17.16.2 This Agreement shall not constitute an indebtedness of the City nor shall it constitute an obligation for which the City is obligated to levy or pledge any form of taxation or for which the City has levied or pledged any form of taxation.

17.17 Submission of Agreement. The submission by either Party to the other of this Agreement in unsigned form shall be deemed to be a submission solely for the other Party’s consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon the recipient or impose any obligations upon the submitting Party, irrespective of any reliance thereon, change of position or partial performance.

17.18 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provisions shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement, unless this construction would constitute a substantial deviation from the general intent of the Parties as reflected in this Agreement. Furthermore, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

17.19 Time of the Essence. Time is of the essence with respect to all matters set forth in this Agreement. For all deadlines set forth in this Agreement, the standard of performance of the party required to meet such deadlines shall be strict adherence and not reasonable adherence.

17.20 No Partnership. Nothing contained herein shall be deemed or construed by the parties hereto or any third party as creating the relationship of principal and agent or of partnership or of joint venture between the Master Developer and the City, it being understood and agreed that neither the method of computation of any participation nor any other provision contained herein, nor any acts of the parties hereto shall be deemed to create any such relationship.

17.21 Interest. In the event a Party fails to timely pay to or reimburse the other Party any amounts due pursuant to this Agreement, or a Party advances any amounts to pay or satisfy any obligations of the other Party under this Agreement (including, without limitation in curing any default of the other Party), such amounts shall accrue interest at the rate of eleven percent (11%) per annum (or the highest rate permitted by law, if less), from the date such amount was due to or expended until paid or reimbursed by the other Party.

34

17.22 Releases.

17.22.1 Release of City. As additional consideration for the City’s entry into this Agreement, the Master Developer does hereby release and forever discharge the City and its respective agents, servants, employees, directors, officers, attorneys, parents, Affiliates, subsidiaries, successors, and assigns and all persons, firms, corporations, and organizations, if any, acting on their behalf (collectively, the “City Released Parties”), of and from all damage, loss, claims, demands, liabilities, obligations, actions, and causes of action whatsoever which the Master Developer may now have or claim to have against the City Released Parties as of the Effective Date, whether presently known or unknown, of every nature and extent whatsoever on account of or in any way touching, relating to, concerning, arising out of or founded upon the City’s treatment of the Master Developer’s RFP Response, the Property, the Existing Tenants, any documents executed in connection therewith (including any term sheets, business terms, letters of intent or memoranda of understanding) or any hearings held, notices given, representations made or deemed made, or decisions made in connection therewith, of any kind heretofore sustained, or that may arise as a consequence of the dealings between the parties up to and including the Effective Date. The agreement and covenant on the part of the Master Developer under this Section 17.22.1 is contractual and not a mere recital.

17.22.2 Release of the Master Developer. As additional consideration for the Master Developer’s entry into this Agreement, the City does hereby release and forever discharge the Master Developer and its respective agents, servants, employees, directors, officers, attorneys, parents, Affiliates, subsidiaries, successors, and assigns and all persons, firms, corporations, and organizations, if any, acting on their behalf (collectively, the “Master Developer Released Parties”), of and from all damage, loss, claims, demands, liabilities, obligations, actions, and causes of action whatsoever which the City may now have or claim to have against the Master Developer Released Parties as of the Effective Date, whether presently known or unknown, of every nature and extent whatsoever on account of or in any way touching, relating to, concerning, arising out of or founded upon the City’s treatment of the Master Developer’s RFP Response, the Property, the Existing Tenants, any documents executed in connection therewith (including any term sheets, business terms, letters of intent or memoranda of understanding) or any hearings held, notices given, representations made or deemed made, or decisions made in connection therewith, of any kind heretofore sustained, or that may arise as a consequence of the dealings between the parties up to and including the Effective Date. The agreement and covenant on the part of the City under this Section 17.22.2 is contractual and not a mere recital.

17.23 No Construction Against Drafter. This Agreement has been negotiated and prepared by the City and the Master Developer and their respective attorneys and, should any provision of this Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

17.24 City Liability. Any review, analysis, examination, investigation or approval or consent by the City pursuant to the terms of this Agreement or otherwise in connection with the Project or the Property is solely for the benefit of the City and shall not be relied upon or construed by the Master Developer or any other Person as acceptance by the City of any responsibility or liability therefor as to completeness or sufficiency thereof for any particular purpose or compliance with any Laws or other governmental requirements. In furtherance of the foregoing, the grant of consent or approval by the City under this Agreement shall be intended solely to satisfy the City’s rights under this Agreement and for no other purposes and shall not be binding upon any particular the City or other Governmental Authority having jurisdiction over any aspect of the Project, the Property or any portion thereof.

35

17.25 Limited Recourse to the Parties. Subject to the additional limitations set forth in this Agreement, any damages and claims against the City or the Master Developer shall be limited to the value of their respective interests in the Property.

17.26 Confidentiality. The following provisions are applicable to requests filed under the California Public Records Act and the regulations promulgated thereunder (“CA FOIA”) or any similar Law for information regarding this Agreement or any communications, documents, agreements, information, or records with respect to this Agreement:

17.26.1 Non-Disclosure. Communications, documents, agreements, information, and records that qualify as “Confidential Information” under CA FOIA or other Law provided to the City by the Master Developer under or pursuant to this Agreement shall be maintained by the City as confidential, and the City shall not disclose such information to any Persons other than the appropriate attorneys, accountants, underwriters, financial advisors, construction consultants, bond insurers, rating agencies, auditors and employees of the City.

17.26.2 Acknowledgment; Requests for Disclosure. As required by the terms of this Agreement, the Master Developer shall provide to the City certain documentation and information. The City acknowledges that such documentation and information is generally held by the Master Developer in strict confidence, and is not of the kind that would customarily be released to the general public by the Master Developer because the disclosure thereof would cause substantial harm to the competitive position of the Master Developer. The City further acknowledges and agrees that the Master Developer will be considered as “submitter” of such documentation and information for purposes of the CA FOIA. Accordingly, if a Person files a request under the CA FOIA or any similar Law for any such documentation or information (solely for purposes of this Section, a “Request”), the City shall promptly, and in any event not more than five (5) days following the receipt of the Request, notify the Master Developer of the Request and allow the Master Developer five (5) Business Days (and, in any event, prior to the disclosure of any documentation or information (“Requested Information”) that would be disclosed pursuant to the Request) within which to object to the City, and any other relevant judicial or administrative body, to the disclosure of any of the Requested Information. If, following receipt of the Master Developer’s objection to the release of the Requested Information, or not less than ten (10) days following receipt of the Request, the City reasonably determines that the Requested Information is exempt from disclosure pursuant to the CA FOIA or other Law, the City shall promptly, and in any event, within the time limits mandated under the CA FOIA, assert such exemption from disclosure and decline to provide such information. If, following receipt of the Master Developer’s objection to the release of the Requested Information, or not less than ten (10) days following receipt of the Request, the City reasonably determines that the information sought by the Request is not exempt from disclosure pursuant to the CA FOIA or other Law, the City shall promptly notify the Master Developer of such determination, and shall refrain from making such disclosure for not less than five (5) days following notice to the Master Developer in order to afford the Master Developer an opportunity to seek an injunction or other appropriate remedy if the Master Developer believes that the City’s determination is erroneous. The term “days” as used in this Section, shall be determined in the manner provided in the CA FOIA.

36

17.26.3 Notice. The Master Developer shall endeavor to clearly mark each page of all documents which the Master Developer wishes to designate as Confidential Information “Confidential Trade Secret Information, Contact the Master Developer Before Any Disclosure” and shall also include a reference to this Agreement; provided, however, that the Master Developer’s failure to mark any document shall not foreclose the Master Developer from asserting that a document should be designated as Confidential Information.

17.26.4 Certain Required Disclosures. Nothing in this Agreement shall limit or restrict the City from disclosing, to the extent required by Law, any information, communication, or record to the United States Congress, the Council, the State Inspector General or the State Auditor; provided that the City shall use all reasonable measures to prevent further dissemination of such information to the extent such information is Confidential Information.

17.27 Generally Applicable State Law. The Master Developer acknowledges that (i) nothing set forth in this Agreement exempts the Project or any portion thereof from generally applicable laws and regulations in effect from time to time in the State or the City, (ii) execution of this agreement by the City is not binding upon, and does not affect the jurisdiction of or the exercise of police or regulatory power by, State or City agencies, including, without limitation, independent agencies of the State or City (including, without limitation, the City’s Planning Division, in the lawful exercise of their authority and (iii) no approval provided by the City as a contract party to this Agreement shall in any way bind or be considered to be an approval by any the City agency acting in its capacity as a Governmental Authority (and not as a contract party to this Agreement), including, without limitation, independent agencies of the State or the City, such as the City’s Planning Division. The Master Developer acknowledges and agrees that any unauthorized act by the City may be void.

17.28 Agreement Use. The City shall not be responsible for reimbursing or otherwise paying or repaying any costs, fees, or expenses incurred by or on behalf of the Master Developer or any other person or entity associated therewith prior to or during the term of this Agreement. The Master Developer shall not be responsible for reimbursing or otherwise paying or repaying any costs, fees or expenses incurred by or on behalf of the City prior to or during the term of this Agreement. Other than as set forth herein, no obligation or liability with respect to any future agreements described herein will exist, nor will any representations be deemed made, nor any reliance on any communications regarding the subject matter hereof be reasonable or justified. It is expressly agreed by the Master Developer that the City is under no obligation to reimburse the Master Developer or its consultants, sub-contractors or successors for any cost, expense, or efforts incurred.

37

17.29 Laws. Any reference to a specific Law in this Agreement shall mean such Law as it may be amended, supplemented or replaced, except as the context otherwise may require.

17.30 Subdivision. The Parties acknowledge that many of the parcels identified in this Agreement have not yet been subdivided or created within the applicable Land Records, and the Parties intend to comply with all applicable State, County, and local rules in conjunction with all agreements and deeds affecting the applicable parcels.

17.31 No Tax Exemption. In no event shall the Master Developer, or any of its employees, contractors, subcontractors, agents, servants, beneficial owners, or any Member, partner, or principal of any beneficial owner of the Master Developer assert for its own benefit, or attempt to assert, an exemption (including from sales taxes) or immunity available to the City, if any, under any government requirements or Law on the basis of the City’s involvement in the transactions contemplated by this Agreement.

17.32 Form of Payments. All payments due hereunder shall be paid in lawful money of the United States of America.

17.33 City Force Majeure. The City shall not be in default under this Agreement if the performance of any obligation, duty, or act under this Agreement is delayed or prevented by or due to one or more event(s) caused by City Force Majeure.

17.34 Change in Prohibited Person Status. The Master Developer shall immediately notify the City in the event that the Master Developer or one of its Affiliates becomes or is reasonably likely to become a Prohibited Person.

17.35 Exhibits. This Agreement includes the following Exhibits:

Exhibit A	September 11, 2017, Economic Development Conveyance Agreement Between Army and City
Exhibit B	Map and Descriptions of RBAAP Parcels
Exhibit C	April 1, 2021, Interim Lease Between Army and City
Exhibit D	List of Existing Tenants
Exhibit E	Guaranty
Exhibit F	Assignment and Assumption of Existing Contracts
Exhibit G	Assignment and Assumption of Existing Leases
Exhibit H	Community Engagement and Outreach Plan
Exhibit I	Environmental Reports
Exhibit J	Form of Memorandum of Agreement
Exhibit K	Master Development Plan
Exhibit L	Form of Grant Deed from the City to the Master Developer
Exhibit M	Fee Conveyance Escrow Agreement
Exhibit N	Plant Site Lease Area

38

IN TESTIMONY WHEREOF, the City and the Master Developer have caused this Agreement to be signed on their behalf as of the Effective Date.

CITY: CITY OF RIVERBANK, CALIFORNIA		MASTER DEVELOPER: AEMETIS PROPERTIES RIVERBANK, INC., a Delaware corporation

By:	/s/ Richard D. O’Brien	By:	/s/ Eric A. McAfee
Print Name:	Richard D. O’Brien	Print Name:	Eric A. McAfee
Title:	Mayor, City of Riverbank	Title:	Chief Executive Officer

39